Exhibit 8.1

February 10, 2009

Barclays Bank PLC,

1 Churchill Place,

    London E14 5HP,

England.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of (i) debt securities, which may be senior obligations, subordinated obligations having a stated maturity or subordinated obligations having no stated maturity (the “Debt Securities”) of Barclays Bank PLC, an English public limited company (the “Bank”), (ii) warrants (“Warrants”) of the Bank and (iii) preference shares (“Preference Shares”) of the Bank, which Preference Shares may be represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”). We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations – U.S. Taxation” in the prospectus (the “Prospectus”), included in

Barclays Bank PLC	-2-

the Registration Statement on Form F-3 relating to the Debt Securities, Warrants, Preference Shares and ADSs (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations – U.S. Taxation” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP